MANAGEMENT'S REPORT ON THE EFFECTIVENESS OF THE
       INTERNAL CONTROL STRUCTURE RELATIVE TO THE
       SERVICING OFHOME LOAN RECEIVABLES


   The management of the Bank is responsible for establishing and maintaining the internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control procedures. The objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles.

   We have performed an evaluation of the effectiveness of the Bank's internal control structure based on the criteria established in Internal Control - Integrated Framework issued by the Committee of
   Sponsoring Organizations of the Treadway Commission ("COSO") relative to the servicing of home loan receivables owned by Chevy
   Chase Home Loan Trust 1996-1 (the "Trust") as of September 30,
   1997, and we have determined that the Bank maintained an effective internal control structure over financial reporting relative to the servicing of home loan receivables owned by the Trust as of September 30, 1997.

   However, there are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to reliability of financial statements and safeguarding and management of assets. Furthermore, the effectiveness of any internal control structure can change with changes in circumstances.


   ___________________         ________________________
   John C. Harley              Russsell J. McAtee
   Senior Vice President       Senior Vice President



   __________________          _______________________
   George P. Clancy            Stephen R. Halpin, Jr.
   Executive Vice President    Executive Vice President
                               Chief Financial Officer



                            November 18, 1997             HLINTCON.LTR